     But first I must make the usual caveat about forward-looking statements, which we will no doubt make in the course of today’s call. Such statements involve risks and uncertainties, which could cause actual results to differ materially from those contained in the forward-looking statements. Additional information regarding these risks and uncertainties can be found in our reports on Form 10-K and 10-Q as filed with the Securities and Exchange Commission.

     I would now like to turn the meeting over to our Chairman and CEO, Gerhard Kurz.

     2. STRATEGIC AND OPERATIONAL OVERVIEW (GERHARD KURZ)

     Thank you, Jack, and welcome, everybody. I want to start out by reviewing our results for the first quarter of 2004. As reported, we had net income of $5.7 million or $0.24 per share for the quarter ended March 31. This is the first time I have been able to report a net profit to you since we began these calls two quarters back and, believe me, I am in a lot better mood today than I was back then. The first quarter profit is also a far cry from the loss of $7.3 million or $0.32 per share we reported in the fourth quarter of 2003. What happened to cause the turnaround?

     Well, the first thing that happened was the one-time gain on the settlement of litigation. This amounted to $4.5 million or $0.19 per share. But even after stripping this out, we still posted positive net income of approximately $1.2 million or $0.05 per share in this year’s first quarter. In the fourth quarter of 2003, after adjusting for the noncash charge of $1.2 million on the impairment of two geophysical vessels, we had a bottom-line loss of $6.1 million or $0.27 per share. So that’s a turnaround of about $7.3 million or $0.32 per share from one quarter to the next. Where did this difference come from?

     In fact, all three of our businesses contributed to the turnaround. Most of it, however, came from our tanker division, where operating income rose sharply — from $5.6 million to $10.4 million, or by 85%, to be precise — from the previous quarter as a result of full fleet utilization and no scheduled drydockings. That’s a $4.8 million swing right there. The second biggest contributor was the offshore division, where we reduced losses — mainly by controlling expenses — from $4.3 million in the fourth quarter of 2003 to less than a million in the quarter just ended. A third factor was our towing business, where operating income rose 40% from the previous quarter on a strong revenue gain.

     If we look at the year-ago quarter, ended March 31, 2003, and again strip out the one-time litigation gain of $4.5 million in the quarter just ended, we see that the 2003 quarter was about $400,000 better than the current quarter primarily because of an $800,000 gain on asset sales. As a result, we had operating income of $10.8 million a year ago versus $10.4 million in the quarter just ended, and net income of $1.6 million a year ago versus $1.2 million — on an adjusted basis.

     Let’s look now at each of our lines of business, beginning with the biggest — Seabulk Offshore. This is really a tale of two markets, with a challenged domestic fleet facing a tough U.S. offshore market, and a thriving international fleet benefiting from strong demand and high utilization. Revenue in the Gulf of Mexico in the first quarter fell to its lowest level in recent memory as both utilization and day rates for the Company’s supply boat fleet declined from the immediately preceding quarter and from the year-earlier quarter. However, we managed to cut our losses in the Gulf by sharply curtailing expenses, mainly through crew reductions, consolidating facilities and stacking a number of vessels. We will be moving two of our domestic supply boats to Mexico in June to commence period contracts at attractive rates.

     West Africa-sourced revenue, on the other hand, rose to its highest level in nearly two years as utilization increased across all vessel classes. Expenses, however, also increased, due mainly to bareboat charter hire payments on the

Seabulk Asia and Seabulk South Atlantic. We are currently exploring the possibility of building additional vessels to meet our customers’ needs in West Africa and Southeast Asia, although we have made no final decisions yet. Our second biggest business, Seabulk Tankers, had a solid quarter and should do even better in the second quarter despite the scheduled drydocking of one vessel, the Seabulk Magnachem. Why? Because we will have the benefit of a full quarter of revenue and income from the two new foreign-flag carriers, the Seabulk Reliant and the Seabulk Trust, which joined the fleet in late March and are now part of an international tanker pool. In the quarter just ended, we booked just nine days of revenue from one of these vessels. Seabulk Tankers currently contributes about 40% of our total revenue and more than 80% of our total operating income.

     Our third business, Seabulk Towing, had a good quarter with results ahead of the previous quarter and roughly in line with the year-ago period. This business, which includes 26 modern tugs, is benefiting from higher vessel traffic in certain ports and improved utilization of its fleet. Incidentally, we recently licensed our innovative SDM™ tug design to a Spanish company, which underlines the unique capabilities of this type of vessel.

     As far as the second quarter is concerned, we expect good performances from our tanker and towing companies and mixed results in the offshore sector. Concerning the Gulf of Mexico, our take is no different from what you have heard on other conference calls — namely, that we are not seeing any real signs of an upturn, although we do expect that there will be an eventual recovery. What we need to guard against here is the shortsightedness of so many so-called experts, who can only see what is right in front of their eyes: in down times, they see down, and in up times, they see only up. The important point is that there will be an eventual recovery and, in the meantime, we are well positioned with our diversified portfolio of businesses, which have played well for this Company and will continue to give us a competitive advantage into the future.

     I will now turn the proceedings over to Vince, who will review some of the key financial statistics with you.

     3. FINANCIAL OVERVIEW (VINCENT deSOSTOA)

Thank you Gerhard & Jack

Q1

     Let’s begin by reviewing our quarterly performance, then move to a comparison to Q4/03.

     Seabulk International reported net income of $5.7 million or $0.24 per diluted share on revenue of $82.5 million for the quarter ended March 31, 2004. Included in the quarter’s results was a gain of $4.5 million or $0.19 per diluted share on the settlement of litigation. In the year-earlier period, the Company had net income of $1.6 million or $0.07 per diluted share on revenue of $77.2 million. Operating income in the current quarter was $10.4 million compared to $10.8 million in the prior year.

•	The Company revenue increased from $79.7 million in Q4/03 to $82.5 million in Q1/04 as follows:

	Q1/04	Q4/03
Offshore	$39.6 mm	$41.6 mm
Tankers	33.5 mm	$29.1 mm
Towing	9.6 mm	$9.2 mm

     In our domestic offshore operation

Q1/04	Q4/03
$7.7 mm	$10.7 mm

     Continued weakness in the Gulf

     West Africa

$22.25 mm	$20.6 mm

     Middle East

$5.83 mm	$7.0 mm

     Salvage Contract Settlement

     Southeast Asia

$3.77 mm	$3.4 mm

Tankers

     Doublehull

$17.93 mm	$15.22 mm

     Single Hull

$15.24 mm	$13.80 mm

     Operating Expenses

	1Q04	4Q03	Change
			$	%
Operating Expenses:

Crewing Expenses	22,581	22,895	(314)	-1%	(1)

Charter Hire	3,587	3,641	(54)	-1%

M&R	6,198	8,438	(2,240)	-27%	(2)

Insurance	2,620	4,995	(2,375)	-48%	(3)

Fuel	3,602	2,877	725	25%	(4)

Consumables & Supplies	3,413	3,792	(379)	-10%

Misc — other	4,906	4,700	206	4%	(5)

	46,907	51,338	(4,431)

Notes:

(1)	Decrease is the net result of a) SB Energy wages paid in 2004 and $0 in 4Q03 (new time vs. bareboat charter) and S.I.U. contract rate increases (1,046K) b)’cold stacking’ of SOL boats due to declining activities in the Gulf of Mexico (782k), c) severance pay given to Nigerian crew and xmas bonus and war zone bonus paid in 4Q03 and not 1Q04 (424k)

(2)	In 4Q03 in SOL there was an unusual amount of engine overhauls and repairs especially to vessels scheduled to be relocated for work overseas, b) the Pride, Trader and Mariner were all in drydock in 4Q03 and the America had major engine repairs with no major repairs in 1Q04, while c) there was an increase in drydock in international

(3)	Higher P&I reserves were recorded in 4Q03, including 2 claims each with reserve of $500k and a retroactive adjustment of reserves to current 2003 claims.

(4)	Increase attributable to: a) fuel for SB Energy in 1Q04 (421k) and 0 in 4Q03, b) boats repositioned from WAF to SE Asia.

(5)	Expenses increase due to new contract for SB Energy where 4Q03 was $0 and commissions incurred for vessels in Angola offset by decreases in all other locations.

Net Income

	Q1/04		Q4/03
Offshore	$5,113)		($8,161)
Tankers	6,167		1,603
Towing	1,727		1,149
Corporate	2,869	(1)	(1,926)

	$5,650		$(7,335)

(1)	Legal Settlement

Foreign Tankers Delivery Dates

March 22 and March 30

April TCE FF Tankers $23,750/day

Capital Expenditures Q1/04 including vessel purchases were $75.7 mm. Vessel purchases $62 mm, construction payments for three offshore vessels $8.9 mm. Remaining expenditures for 2004 — $27.4 mm for drydock and $29.3 mm for new build vessels.

Drydock Days-

Q1/04	Q4/03		Q2/04
345		503	348

Number of Drydock

11	20	12

Cost	$9.2mm	$11.14mm	est $11.98

Sale of vessels surplus to operations

     Sales price $600K loss on sale $13.25K

Finance -2 new tankers -$49.60 mm -

Debt Nordea

Debt

Draw on revolver	$20 mm

New tankers	$49.6 mm

Long-term liabilities increased from $445 mm 2003 to $513 mm in 2004.

Cash Position

Unrestricted	$11.8 mm

Doublehull	$30.6 mm

Now turn over to questions.